Exhibit (d)(118)
ASSIGNMENT, ASSUMPTION AND CONSENT AGREEMENT
     This Assignment, Assumption and Consent Agreement, dated as of June 17, 2009 (the “Agreement”) is by and among The Vantagepoint Funds (“Fund Company”), Vantagepoint Investment Advisers, LLC (the “Adviser”), Artisan Partners Holdings LP (formerly known as Artisan Partners Limited Partnership) (“Artisan Holdings”) and Artisan Partners Limited Partnership (“New Artisan Partners”).
     WHEREAS, Fund Company, the Adviser and Artisan Holdings have entered into an Investment Subadvisory Agreement, dated as of September 18, 2008, with respect to the Vantagepoint Select Value Fund (the “Subadvisory Agreement”);
     WHEREAS, Artisan Holdings is reorganizing its business operations into a Holding Company/Operating Company structure and as part of that process, New Artisan Partners, a wholly-owned subsidiary of Artisan Holdings, has been organized;
     WHEREAS, pursuant to the reorganization, substantially all of the operating assets of Artisan Holdings have been assigned to New Artisan Partners pursuant to a Contribution Agreement between Artisan Holdings and New Artisan Partners;
     WHEREAS, Artisan Holdings has received a legal opinion from K&L Gates LLP that concludes that the reorganization and other changes prompting this agreement (as described in the legal opinion from that firm to Artisan Holdings, dated April 24, 2009), do not constitute an “assignment” within the meaning of the Investment Company Act of 1940 or the Investment Advisers Act of 1940;
     WHEREAS, Artisan Holdings desires to assign all of its rights and obligations arising under the Subadvisory Agreement to New Artisan Partners and New Artisan Partners desires to assume all of such rights and obligations; and
     WHEREAS, Fund Company and the Adviser desire to consent to such assignment and assumption.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Assignment and Assumption. Artisan Holdings hereby assigns all of its rights and obligations under the Subadvisory Agreement to New Artisan Partners, and New Artisan Partners hereby accepts such assignment, accepts and assumes all such rights and obligations, and agrees to perform all obligations and duties thereunder, effective as of the date hereof.
     2. Consent. Effective as of the date hereof, Fund Company and the Adviser hereby consent to the assignment described in paragraph 1 above and shall thereafter look solely to New Artisan Partners with respect to the performance of all duties and obligations thereunder.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint Select Value Fund		VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:	/s/ Angela Montez	By:	/s/ Angela Montez

	Angela Montez Secretary		Angela Montez Assistant Secretary ICMA Retirement Corporation

Approved by:	/s/ Wayne Wicker
Wayne Wicker
Senior Vice President & Chief Investment Officer Vantagepoint Investment Advisers, LLC

ARTISAN PARTNERS HOLDINGS LP By: Artisan Investment Corporation, its general partner
By:	/s/ Janet Olsen
Janet D. Olsen
Vice President

ARTISAN PARTNERS LIMITED PARTNERSHIP By: Artisan Investments GP LLC, its general partner
By:	/s/ Janet Olsen
Janet D. Olsen
Vice President

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